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         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 25, 1997, is between JORDAN INDUSTRIES, INC., an Illinois corporation (the "Company"), and FIRST TRUST NATIONAL ASSOCIATION, as trustee (herein called the "Trustee").

                             PRELIMINARY STATEMENT

         The Company and the Trustee have entered into an Indenture, dated as of April 2, 1997 (the "Indenture"), with respect to the Company's 11 3/4% Senior Subordinated Discount Debentures due 2009. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

         Section 9.02 of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company and the Trustee with the written consent of the Holders of at least a majority in principal amount of the then outstanding Securities. In accordance with the terms of Sections 9.02 and 9.06 of the Indenture, the Company has, by resolution of the Board of Directors, authorized this First Supplemental Indenture. The Trustee has determined that this First Supplemental Indenture is in form satisfactory to it.

         The Company has solicited consents to proposed amendments to the Indenture, pursuant to the Consent Solicitation Statement, dated June 26, 1997 (as the same may be amended, supplemented or otherwise modified from time to time, the "Consent Solicitation"). This First Supplemental Indenture evidences the proposed amendments described in the Consent Solicitation.

         All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

         NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

         For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities issued under the Indenture from and after the date of this First Supplemental Indenture, as follows:

         Section 1. Amendment to the Indenture.

         (a) Section . DEFINITIONS. The following definitions are amended and restated in their entirety, or added to Section 1.01 of the Indenture in their alphabetically appropriate place, as applicable, to read as follows (deletions are indicated by a line through the deleted text and new language is indicated by a double underline):

         "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property (other than (i) the sale or disposition of any Restricted Investment, (ii) the sale or lease of inventory, equipment, receivables or other assets in the ordinary course of business, (iii) Receivables Financings, (iv) any sale or transfer of properties or assets by the Company or a Restricted Subsidiary to the Company or any other Restricted Subsidiary, (v) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under
Article V, or (vi) Restricted Payments permitted by Section 4.05).

         "Cash Flow" means, for any given period and Person, the sum of, without duplication, Consolidated Net Income, plus

         (i) the portion of Net Income attributable to the minority interests in its Subsidiaries to the extent not included in calculating Consolidated Net Income, plus

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         (ii)   provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus

         (iii) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus

         (iv) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs and Incentive Arrangements), plus

         (v) non-capitalized transaction costs incurred in connection with financings, acquisitions or dispositions (including, but not limited to, financing and refinancing fees, to the extent deducted in computing Consolidated Net Income), plus

         (vi) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments, to the extent deducted in computing Consolidated Net Income), plus

         (vii) interest income, to the extent such income was not included in computing Consolidated Net Income, plus

         (viii) all dividend payments on Preferred Stock (whether or not paid in cash), to the extent deducted in computing Consolidated Net Income, plus

         (ix) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109, to the extent deducted in computing Consolidated Net Income;

provided, however, that if any such calculation includes any period during which an acquisition or sale of a Person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

         "Consolidated Interest Expense" means, for any given period and Person, the aggregate of the interest expense in respect of all Indebtedness of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of Capital Lease Obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio in Sections 4.07 and 5.01, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Plan and the Offering and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

         "Consolidated Net Income" means, for any given period and Person, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

         (i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and

         (ii) Consolidated Net Income of any Person will not include, without duplication, any deduction for:

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                (A)   any increased amortization or depreciation resulting from
                      the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time,

                (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements),

                (C) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),

                (D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, and

                (E) any non-recurring charge arising out of the restructuring or consolidation of the operations of any Person(s) or business either alone or together with the Company or any Restricted Subsidiary, incurred within 18 months following the acquisition of such Person(s) or business by the Company or any Restricted Subsidiary;

provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

         "Consolidated Net Worth" with respect to any Person means, as of any date, the consolidated equity of the common stockholders of such Person (excluding the accumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such Person's Preferred Stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication:

         (i)    the amortization of all write-ups of inventory,

         (ii) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements),

         (iii) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),

         (iv) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time,

         (v) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity,

         (vi) any non-recurring cash charge arising out of the restructuring or consolidation of the operations of any Person(s) or business either alone or together with the Company or any Restricted Subsidiary, incurred within 18 months following the acquisition of such Person(s) or business by the Company or any Restricted Subsidiary, and

         (vii) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109;

provided, however, that for purposes of determining Consolidated Net Worth in
Section 5.01, Consolidated Net Worth shall be calculated on a Pro Forma Basis.

         "First Supplemental Indenture" means the First Supplemental Indenture, dated as of the date first written above, between the Company and the Trustee, to this Indenture.

         "Net Proceeds" means. with respect to any Asset Sale, the aggregate amount of cash proceeds (including an cash received by way of deferred payment pursuant to a note receivable Issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of:

         (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Securities) and legal, accounting, management, advisory and investment banking fees and sales commissions),

         (ii)   taxes paid or payable as a result thereof,

         (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date,

         (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and

         (v) any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

         "New Credit Agreement" means the credit agreement to be entered into by the Company and/or certain of its Restricted Subsidiaries and certain Subsidiaries and the lenders party thereto in their capacities as lenders thereunder and The First National Bank of Boston, N.A., as agent, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by Section 4.07, or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

         "New Senior Notes" means the 103/8% Senior Notes due 2007 of the
Company.

         "New Subsidiary Advisory Agreements" means the New Subsidiary Advisory Agreements, between the Company and each of its Subsidiaries, as in effect on the date of the First Supplemental Indenture.

         "New Subsidiary Consulting Agreements" means the New Subsidiary Consulting Agreements, between the Company and each of its Subsidiaries, as in effect on the date of the First Supplemental Indenture.

         "New TJC Management Consulting Agreement" means the New TJC Management Consulting Agreement, between the Company and TJC Management Corporation, as in effect on the date of the First Supplemental Indenture.

         "Non-Restricted Subsidiary" means Motors and Gears Holdings, Inc. and its Subsidiaries, Jordan Telecommunications Products, Inc. and its Subsidiaries, JI Properties, Inc. and its Subsidiaries, and any other Subsidiary of the Company other than a Restricted Subsidiary.

         "Offering Circular" means the Offering Circular of the Company, dated July 21, 1997, for the New Senior Notes.

         "Other Permitted Indebtedness" means:

         (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of the First Supplemental Indenture (including Old Notes, if any, the Securities and the New Senior Notes);

         (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) Issued in the ordinary course of business, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

         (iii)  Refinancing Indebtedness, provided that:

                (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith,

                (B) Refinancing Indebtedness of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; and

                (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Securities at least to the same extent as the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

         (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of the Company not Issued in compliance with Section 4.17);

         (v) Indebtedness of the Company and its Restricted Subsidiaries Issued in connection with making permitted Restricted Payments under Sections 4.05(b)(iv) or (b)(v) and guarantees by the Company of (a) capital leases of the Company's Non-Restricted Subsidiaries up to the aggregate amount permitted by clause 4.05(b)(xv) and (b) operating leases of or assumed by Non-Restricted Subsidiaries and existing on the date of original issuance of the New Senior Notes, including any refinancing, substitution, extension or other modification thereto, up to the aggregate amount permitted by Section 4.05(b)(xv);

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         (vi)   Indebtedness of any Non-Restricted Subsidiary, provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

         (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

         (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

         (ix) Indebtedness of any Person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not Issued by such Person in connection with or in anticipation of such acquisition and that such Indebtedness is nonrecourse to the Company and any other Restricted Subsidiary and the Company and such other Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

         (x) guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under this Indenture;

         (xi) guarantees by a Restricted Subsidiary of Indebtedness of the Company, if the Indebtedness so guaranteed is permitted under this Indenture and the Securities are guaranteed by such Restricted Subsidiary to the extent required by Section 4.17;

         (xii) guarantees by the Company of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under this Indenture;

         (xiii) Indebtedness of the Company and its Restricted Subsidiaries Issued in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business; and

         (xiv) Indebtedness of the Company and its Restricted Subsidiaries Issued in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets.

         "Permitted Liens" means: (a) with respect to the Company and its Restricted Subsidiaries,

         (1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

         (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any as shall be required in conformity with GAAP shall have been made therefor;

         (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

         (4) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of moneys,

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                bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

         (5) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

         (6) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of the First Supplemental Indenture, provided that:

                (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or Issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property,

                (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property,

                (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and

                (D) the Issuance of the Indebtedness to purchase the Acquired Property is permitted by Section 4.07;

         (7) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (8) judgment and attachment Liens not giving rise to an Event of Default;

         (9) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

         (10) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry, in each case securing Indebtedness under Hedging Obligations;

         (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Restricted Subsidiaries,

         (12) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

         (13) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease;

         (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

         (15) Liens existing on the date of the First Supplemental Indenture and any extensions, renewals or replacements thereof; and

         (16) any (a) Lien granted to any trustee (including, but not limited to, the Security Trustee) or similar institution under any indenture for Senior Indebtedness, and (b) any Lien granted to the Trustee under this Indenture and any substantially equivalent Lien granted to any trustee or similar

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                institution under any indenture for Senior Subordinated
                Indebtedness permitted by the terms of this Indenture;

(b)      with respect to the Restricted Subsidiaries,

         (1) Liens securing Restricted Subsidiaries' reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

         (2) Liens securing Indebtedness Issued by Restricted Subsidiaries if such Indebtedness is permitted by (A) Section 4.07(a), (B) Sections 4.07(b)(i), (b)(ii), (b)(iii) or (b)(iv), or (C) clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens), (vii),
                (ix) or (x) of the definition of Other Permitted Indebtedness;

         (3) Liens securing intercompany Indebtedness Issued by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

         (4) additional Liens at any one time outstanding with respect to assets of the Restricted Subsidiaries the aggregate fair market value of which does not exceed $10,000,000 (the fair market value of any such asset is to be determined on the date such Lien is granted on such asset);

         (5) Liens securing guarantees by Restricted Subsidiaries of Indebtedness Issued by the Company if such guarantees are permitted by clause (xi) (but only in respect of the property, rights and assets of the Restricted Subsidiaries Issuing such guarantees) of the definition of Other Permitted Indebtedness; and

(c)      with respect to the Company,

         (1) Liens securing Indebtedness Issued by the Company under the Credit Agreement or the New Credit Agreement if such Indebtedness is permitted by Section 4.07 (including, but not limited to, Indebtedness Issued by the Company under the Credit Agreement or the New Credit Agreement pursuant to Section 4.07(b)(i) and/or (b)(iv));

         (2) Liens securing Indebtedness of the Company if such Indebtedness is permitted by clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens) or (vii) of the definition of Other Permitted Indebtedness; and

         (3) Liens securing guarantees by the Company of Indebtedness Issued by Restricted Subsidiaries if such Indebtedness is permitted by
                Section 4.07 (including, but not limited to, Indebtedness Issued by Restricted Subsidiaries under the Credit Agreement or the New Credit Agreement pursuant to Section 4.07(b)(i) and/or
                (b)(iv)) and if such guarantees are permitted by clause (xii) (but only in respect of Indebtedness Issued by the Restricted Subsidiaries under the Credit Agreement or the New Credit Agreement pursuant to Section 4.07) of the definition of Other Permitted Indebtedness;

provided, however, that, notwithstanding any of the foregoing, the Permitted Liens referred to in clause (c) of this definition shall not include any Lien on Capital Stock of Restricted Subsidiaries held by the Company (as distinguished from Liens on Capital Stock of Restricted Subsidiaries held by other Restricted Subsidiaries) other than Liens securing (A) Indebtedness of the Company Issued under the Credit Agreement or the New Credit Agreement pursuant to Section 4.07 and any permitted Refinancing Indebtedness of such Indebtedness, and (B) guarantees by the Company of Indebtedness Issued by Restricted Subsidiaries under the Credit Agreement or the New Credit Agreement pursuant to Section 4.07 and any permitted Refinancing Indebtedness of such Indebtedness.

         "Plan" means the Company's Recapitalization and Repositioning Plan referenced in the Offering Circular and all agreements, instruments and transactions pursuant thereto.

         "Pro Forma Basis" means, for purposes of determining Consolidated Net Income, Cash Flow, and Consolidated Interest Expense in connection with the Cash Flow Coverage Ratio (including in connection with Section 4.05, Section 4.16, Section 5.01, the incurrence of Indebtedness pursuant to Section 4.07(a) and Consolidated Net Worth for purposes of Section 5.01), giving pro forma effect to (x) any acquisition or sale of a Person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any related restructuring charges in respect of restructurings, consolidations, compensation or headcount reductions or other cost savings which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date; (2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the date of the First Supplemental Indenture, other than a Non-Restricted Subsidiary, and (ii) any other Subsidiary of the Company formed, acquired or existing after the date of the First Supplemental Indenture that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved by a majority of the Board of Directors, provided that any Restricted Subsidiary that is organized under the laws of a foreign jurisdiction and whose stock or ownership interests are sold or transferred to a Non-Restricted Subsidiary may, by resolution approved by a majority of the Board of Directors, be thereafter designated and considered as a Non-Restricted Subsidiary.

         "Tax Sharing Agreement" means the Tax Sharing Agreement, between the Company and each of its Subsidiaries, as in effect on the date of the First Supplemental Indenture.

         "Transition Agreement" means the Transition Agreement, between the Company and Motors and Gears Holdings, Inc., and the Transition Agreement, between the Company and Jordan Telecommunications Products, Inc., each as in effect on the date of the First Supplemental Indenture.

         (b) The following Sections of the Indenture are hereby amended and restated in their entirety, or added to the Indenture in their numerically predetermined place, to read as follows (deletions are indicated by a line through the deleted text and new language is indicated by a double underline):

Section 4.05.  LIMITATION ON RESTRICTED PAYMENTS.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

         (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or a

                Restricted Subsidiary and other than dividends or distributions payable by a Restricted Subsidiary to another Restricted Subsidiary or to the Company),

         (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from the Company or any Restricted Subsidiary),

         (iii) voluntarily prepay Indebtedness that is subordinated to the Securities, whether any such Subordinated Indebtedness is outstanding on, or issued after, the date of original issuance of the Securities, except as specifically permitted by the terms of this Indenture,

         (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions or other acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

                (1) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

                (2) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to Issue $1.00 of additional Indebtedness pursuant to Section 4.07(a); or

                (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the First Supplemental Indenture, exceeds the sum of, without duplication:

                      (A) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not already included in the aggregate Consolidated Net Income, gains from Restricted Investments) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of the First Supplemental Indenture and ending as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment, plus

                      (B) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the Issue or sale of Equity Interests or warrants, options or rights to acquire Equity Interests of the Company or any Restricted Subsidiary subsequent to the date of the First Supplemental Indenture (other than Equity Interests Issued or sold to a Restricted Subsidiary and other than Disqualified Stock), plus

                      (C)   $5,000,000, plus

                      (D) the amount by which the principal amount of and any accrued interest on:

                            1)    any Senior Indebtedness or Senior
                                  Subordinated Indebtedness of the Company, or

                            2)    any Indebtedness of the Restricted
                                  Subsidiaries,

                            (not held by the Company or any Restricted
                            Subsidiary) is reduced on the Company's
                            consolidated balance sheet upon the conversion or exchange subsequent to the date of the First Supplemental Indenture for Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiaries (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to Persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange, plus

                      (E) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value (as determined by the Board of Directors in good faith) of such Non-Restricted Subsidiary as of the date it is redesignated; provided, however, that for purposes of this clause (E), the fair market value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to Section 4.05(b)(iii).

(b) Notwithstanding Section 4.05(a), the following Restricted Payments may be made:

         (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would comply with the provisions hereof;

         (ii) the retirement of any of the Company's Capital Stock or Subordinated Indebtedness in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, other Capital Stock (other than Disqualified Stock) and neither such retirement nor the proceeds of any such sale or exchange shall be included in any computation made pursuant to Section 4.05(a);

         (iii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $40,000,000 after the date of the First Supplemental Indenture under this Indenture (it being understood that if any Restricted Investment acquired with a Restricted Payment after the date of the First Supplemental Indenture pursuant to this clause (iii) is sold, transferred or otherwise conveyed to any Person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this Section 4.05(b)(iii), so that up to $40,000,000 of Restricted Investments may be outstanding under this Section 4.05(b)(iii) at any given time);

         (iv) the repurchase or redemption of the Company's common stock upon the death of Thomas H. Quinn, pursuant to the terms of an Employment Agreement, dated as of February 25, 1988, between the Company and Thomas H. Quinn, as amended or supplemented; provided, however, that the funds necessary to satisfy the Company's obligation to repurchase or redeem such Common Stock shall be fully reimbursed by insurance;

         (v) the repurchase or redemption of the Company's common stock pursuant to the terms of the several Restricted Stock Agreements, each dated as of February 25, 1988, between the Company and each of Thomas H. Quinn, Jonathan F. Boucher and John R. Lowden, the Restricted Stock Agreement, dated as of December 31, 1992, between the Company and Thomas Quinn, the Restricted Stock Agreements, each dated as of January 1, 1992, between the Company and each of Jonathan F.

                Boucher, Adam Max and Thomas Quinn, and the Restricted Stock Agreement, dated as of May 16, 1997, between the Company and Thomas Quinn, in each case as amended or supplemented, up to an aggregate amount not to exceed $7,500,000;

         (vi) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, pursuant to intercompany Indebtedness, intercompany management agreements, intercompany tax sharing agreements, and other intercompany agreements and obligations;

         (vii) the payment of directors' fees in an annual aggregate amount not to exceed $250,000;

         (viii) to the extent constituting Restricted Payments, if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the payment of consulting, financial and investment banking fees (but not limiting the payment of indemnities, expenses and other amounts) under the New TJC Management Consulting Agreement, provided that the obligation of the Company to pay such fees under the New TJC Management Consulting Agreement shall be subordinated expressly to the Company's Obligations on the Securities;

         (ix)   the purchase, redemption, retirement or other acquisition of
                (a) any Senior Indebtedness required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Senior Indebtedness) or upon a change of control (as defined in the instrument evidencing such Senior Indebtedness), and (b) the Securities pursuant to Sections 4.13 and 4.14;

         (x) the exchanging, refinancing or refunding of Subordinated Indebtedness through the Issuance of Subordinated Indebtedness so long as the Subordinated Indebtedness to be Issued is Refinancing Indebtedness permitted under Section 4.07;

         (xi) to the extent constituting Restricted Payments, any payments made in connection with the Plan as disclosed in the Offering Circular for the New Senior Notes;

         (xii) Restricted Investments received as consideration for the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary, provided, that the Company complies with the Section 4.14;

         (xiii) any Restricted Investment constituting securities or instruments of a Person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such Person;

         (xiv) any Restricted Investment constituting an equity investment in a Receivables Subsidiary; provided that the aggregate amount of such equity investments does not exceed $1,000,000; and

         (xv) guarantees by the Company of (a) capital lease obligations of Non-Restricted Subsidiaries in an aggregate principal or face amount not exceeding the aggregate principal or face amount of capital leases of the Non-Restricted Subsidiaries guaranteed by the Company on the date of the First Supplemental Indenture and
                (b) operating leases of or assumed by Non-Restricted Subsidiaries and existing on the date of the First Supplemental Indenture, including any refinancing, substitution, extension or other modification thereto.

Section 4.07.  LIMITATION ON INCURRENCE OF INDEBTEDNESS.

(a) The Company will not, and will not permit any Restricted Subsidiary to, Issue any Indebtedness (other than the Indebtedness represented by the Securities, the Old Notes and the New Senior Notes) unless: the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is Issued would have been at least:

         (i) 1.7 to 1, if such date is between the date of original Issuance of the Securities under this Indenture and June 30, 1999,

         (ii)   1.85 to 1, from July 1, 1999 through June 30, 2001, or

         (iii)  2.0 to 1, from July 1, 2001 and thereafter,

                in each case determined on a Pro Forma Basis as if such additional Indebtedness and any other Indebtedness issued since the end of the applicable four quarter period had been Issued at the beginning of such four-quarter period.

(b)      Section 4.07(a) will not apply to the Issuance of:

         (i) Indebtedness of the Company and/or its Restricted Subsidiaries up to the greater of (A) $75.0 million in aggregate principal amount pursuant to the Credit Agreement or the New Credit Agreement, and (B) an aggregate principal amount up to the sum of: (x) 85% of the book value of the Company and its Restricted Subsidiaries' Receivables on a consolidated basis, and (y) 65% of the book value of the Company and its Restricted Subsidiaries' inventories on a consolidated basis;

         (ii) Indebtedness of the Company and its Restricted Subsidiaries pursuant to any Receivables Financing;

         (iii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to:

                (A) their properties, assets and rights as of the date of the First Supplemental Indenture up to $20,000,000 in aggregate principal amount, or

                (B) their properties, assets and rights acquired after the date of the First Supplemental Indenture, provided that such Indebtedness under this Section 4.07(b)(iii)(B) does not exceed 100% of the cost of such properties, assets and rights:

         (iv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $25,000,000 (all or any portion of which may be Issued as additional Indebtedness under the Credit Agreement or the New Credit Agreement); and

         (v)    Other Permitted Indebtedness.

Section 4.08.  LIMITATION ON TRANSACTIONS WITH AFFILIATES.

(a) Neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated Person.

(b) Neither the Company nor any of its Restricted Subsidiaries may engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $5,000,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors in good faith) unless the Company delivers to the Trustee (i) a resolution of the Board of Directors stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of this Indenture, and (ii) an opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary and the holders of the Securities from a financial point of view by an investment banking firm of national prominence that is not an Affiliate.

(c) Notwithstanding Sections 4.08(a) and (b), this Section 4.08 will not apply to:

         (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries,

         (ii)   any Restricted Payments permitted pursuant to Section 4.05,

         (iii) payments of fees and other amounts due under any stock appreciation right ("SAR") agreements, the New Subsidiary Advisory Agreements, the New Subsidiary Consulting Agreements, the Tax Sharing Agreement, the JI Properties Services Agreement, the Transition Agreement and the New TJC Management Consulting Agreement, provided, that any amendments, supplements, modifications, substitutions, renewals or replacements of the foregoing agreements are approved by a majority of the Board of Directors (including a majority of the disinterested directors, if any) as fair to the Company and the holders of the Securities,

         (iv) the payment of reasonable and customary directors' fees to directors of the Company and its Restricted Subsidiaries,

         (v)    transactions in connection with a Receivables Financing, or

         (vi) payments and transactions in connection with the Plan as described in the Offering Circular.

Section 4.09.  LIMITATION ON LIENS.

         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any asset now owned or hereafter acquired by them, or any income or profits therefrom or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Securities are equally, and ratably secured.

Section 4.11. LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary,

         (ii)   make loans or advances to the Company, or

         (iii) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

                (A)   applicable law,

                (B)   Indebtedness permitted;

                      1)   under Section 4.07(a),

                      2) under Sections 4.07(b)(i), (b)(ii) and (b)(iv) and clauses (i), (vi) and (ix) of the definition of Other Permitted Indebtedness, or

                      3) Restricted Payments and agreements or instruments evidencing Restricted Payments permitted under
                           Section 4.05,

                (C) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary,

                (D) customary provisions of any franchise, distribution or similar agreement,

                (E) any instrument governing Indebtedness or any other encumbrance or restriction of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired,

                (F) Indebtedness or other agreements existing on the date of the First Supplemental Indenture,

                (G)   any Refinancing Indebtedness of Indebtedness described in
                      Section 4.07(b)(i), (b)(ii), (b)(iii) and (b)(iv) and clauses (i), (vi), and (ix) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the Holders than the encumbrances and restrictions in the refinanced Indebtedness,

                (H) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

                (I) the terms of any Indebtedness of the Company incurred in connection with Section 4.07, provided that the terms of such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is permitted by this Section 4.11, and

                (J) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

(b) Nothing contained in this Section 4.11 shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

Section 5.01.  MERGER OR CONSOLIDATION.

(a) The Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person (any such consolidation, merger or sale being a "Disposition") unless:

         (i) the successor entity of such Disposition or the Person to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (ii) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Securities and this Indenture;

         (iii) immediately after such Disposition no Default or Event of Default exists; and

         (iv) the entity (the "Successor Corporation") formed by or surviving any such Disposition or the corporation to which such Disposition shall have been made;

                (A) shall have Consolidated Net Worth (immediately after the Disposition but prior to any purchase accounting adjustments resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition,

                (B) shall be permitted immediately after the Disposition by the terms of Section 4.07(a) to Issue at least $1.00 of additional Indebtedness determined on a Pro Forma Basis pursuant to Section 4.07(a), and

                (C) shall have a Cash Flow Coverage Ratio on a Pro Forma Basis, for the four fiscal quarters immediately preceding the applicable Disposition, equal to or greater than the actual Cash Flow Coverage Ratio of the Company for such four-quarter period.

         Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed Disposition and such supplemental indenture comply with this Indenture.

         Section 2.  Effectiveness; Termination

         (a) This First Supplemental Indenture is entered into pursuant to and consistent with Section 9.02 of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of each Holder pursuant to clauses (1) through (7) of the last paragraph of Section 9.02.

         (b) This First Supplemental Indenture shall become effective and binding on the Company, the Trustee and the Holders of the Securities upon the execution and delivery by the parties to this First Supplemental Indenture; provided, however, that the provisions of the Indenture referred to in Section 1 above (such provisions being referred to as the "Amended Provisions") will remain in effect in the form they existed prior to the execution of this First Supplemental Indenture, the deletions and amendments of the Amended Provisions will not become operative, and the terms of the Indenture will not be amended, modified or deleted, in each case until the date and time (the "Payment Date") that the Company pays the Consent Payments to the Trustee. Upon the Payment Date, the Amended Provisions will automatically be deleted or modified as contemplated by Section 1 above.

         Section 3.  Reference to and Effect on the Indenture.

         (a) On and after the Payment Date, each reference in the Indenture to "the Indenture," "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires.

         (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

         Section 4.  Governing Law.

         This First Supplemental Indenture shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York, without reference to the conflict of laws provisions thereof.

         Section 5.  Counterparts and Methods of Execution.

         This First Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

         Section 6.  Titles.

         Section titles are for descriptive purposes only and shall not control or alter the meaning of this First Supplemental Indenture as set forth in the text.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

                                            JORDAN INDUSTRIES, INC.


                                            By:
                                               --------------------------------
                                            Its:  Senior Vice President




                                            FIRST TRUST NATIONAL ASSOCIATION,
                                              as Trustee


                                            By:
                                               --------------------------------
                                            Its:
                                                -------------------------------

STATE OF NEW YORK  )
                   )  ss.:
COUNTY OF NEW YORK )


         On the ____ day of July, 1997, before me personally came to me known, who, being by me duly sworn, did depose and say that he resides at New York, New York; that he is a ________________ of FIRST TRUST NATIONAL ASSOCIATION, one of the banking corporations described herein and that executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

[NOTARIAL SEAL]

                                            -----------------------------------
                                                      Notary Public

STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF NEW YORK  )


         On the ______ day of July, 1997, before me personally came , to me known, who, being by me duly sworn, did depose and say that he resides at New York, New York; that he is a ________________ of JORDAN INDUSTRIES, INC., the corporation described herein and that executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


[NOTARIAL SEAL]

                                            -----------------------------------
                                                      Notary Public